NOTICE OF GRANT
On December ___, 202__ (the Grant Date), T. Rowe Price Group, Inc. (Price Group) granted you the above listed restricted stock units pertaining to Price Group common stock (the Stock Units) as a service-based restricted stock units award under the T. Rowe Price Group, Inc. 2020 Long-Term Incentive Plan (the “2020 Long-Term Incentive Plan”). The closing price of Price Group common stock on the Grant Date was __________ USD per share. The Stock Units, upon vesting, convert to shares of Price Group common stock, as described in the 2020 Long-Term Incentive Plan regarding Awards of Restricted Stock Units which sets forth the terms and conditions of this grant. The terms of your Restricted Stock Unit Award are governed by this Notice of Grant and the 2020 Long-Term Incentive Plan, which together constitute your Award Agreement. Unless otherwise provided in this Notice of Grant, the terms of the 2020 Long-Term Incentive Plan and any determinations or resolutions of the Board or the Administrator, or its designee, shall govern and control your Award. Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Plan and the determinations or resolutions.
Your participation in our stock-based compensation program recognizes that you play a key role in the long-term success of Price Group and affords you the opportunity to participate alongside our other stockholders in that success.
Vesting Schedule:
Except as otherwise provided in the 2020 Long-Term Incentive Plan, so long as your Service with Price Group and/or its affiliates is continuous from the Grant Date through the applicable date upon which vesting is scheduled to occur and provided that you comply with the terms of the Award Agreement, the Stock Units will become vested and will be converted to shares of Price Group common stock in installments on the vesting dates set forth in the vesting schedule below.
[VESTING SCHEDULE]
Dividend Equivalents:
You shall not have any rights as a stockholder until your Stock Units vest and you are issued shares of Price Group common stock in cancellation of the vested Stock Units. Because you have been designated by Price Group as a material risk taker under MIFIDPRU Remuneration Code at SYSC 19G of the FCA Handbook (“Material Risk Taker”), Dividend Equivalents shall, instead of being paid to you following the declaration of a dividend by Price Group, continue to accrue until the related Stock Units vest, and you receive actual shares of Price Group common stock in cancellation of the vested Stock Units. When Stock Units vest and shares of Price Group common stock are issued, you will receive a payment in cash equal to the accrued Dividend Equivalents related to the vested Stock Units to which the Dividend Equivalents relate.
The 2020 Long-Term Incentive Plan describes additional circumstances under which you may earn the Stock Units.
Notice of Resignation, Protection of Confidential Information and Trade Secrets, and Restrictive Covenants:
The granting of this award is conditioned on your agreeing to, and complying with, the restrictions set forth below, and in order to earn and become entitled to receive shares of Price Group common stock pursuant to the terms of the 2020 Long-Term Incentive Plan, you must comply with the restrictions set forth below without regard to whether or not any Award granted under this Notice of Grant has been forfeited, paid, delivered, or repaid, at any time, including at the time of the termination of your Service with Price Group. By accepting this Notice of Grant, you thereby acknowledge and agree as follows:

Notice of Resignation
Except for your Termination of Service as a result of your death or Permanent and Total Disability, you agree that you shall provide Price Group with written notice of your intent to terminate your Service at least one hundred and eighty (180) days prior to the actual date of your Termination of Service (the 180-day period being referred to as the “Notice Period”). During the Notice Period, you will cooperate with Price Group and provide any requested information to assist with transitioning your duties, accomplishing Price Group business, and/or preserving its client relationships. Notwithstanding the foregoing, Price Group, in its sole discretion, may for all or a portion of the Notice Period, place you on a partial or complete leave of absence and relieve you of some or all of your duties and responsibilities. At all times during the Notice Period, regardless of whether you are on a leave of absence, you shall continue to be an employee of Price Group and shall continue to comply with all applicable Price Group policies and procedures. During your Notice Period you shall continue to receive your regular base salary and benefits; however, unless otherwise determined by Price Group in its sole and absolute discretion, you will cease being eligible for any discretionary bonus award and/or an award under the 2020 Long-term Incentive Plan. Your right to your regular base salary and benefits shall end on the date of your Termination of Service or as otherwise provided under the terms of the applicable benefit plan, policy or program.
Confidential Information
You acknowledge that throughout your Service with Price Group, you have had access to Confidential Information, proprietary business information and trade secrets, including but not limited to client, account, and fund information, information technology, business plans, strategic plans, marketing strategies, financial, tax and performance information, and other information about the present and proposed business of Price Group and its clients (all such information constituting “Price Group Confidential Information”), and you acknowledge, affirm and agree that you (A) will maintain the confidentiality of Price Group Confidential Information that you acquire during your Service with Price Group; (B) will not (i) disclose any Price Group Confidential Information to any person or entity outside of Price Group at any time, whether now or in the future, or (ii) use any Price Group Confidential Information for the benefit of anyone or any entity other than Price Group; and (C) will continue to be bound by and comply with any other preexisting agreement relating to Price Group Confidential Information and your obligation to maintain the confidentiality of Price Group Confidential Information. Notwithstanding the foregoing, nothing in this Notice of Grant limits your ability to communicate with any federal, state, or local governmental regulatory or law enforcement agency (“Government Agency”) or self-regulatory organization or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by any Government Agency or self-regulatory organization, including providing Price Group Confidential Information, without notice to or approval from Price Group. You can provide Price Group Confidential Information to Government Agencies or self-regulatory organizations without risk of being held liable by Price Group. This Notice of Grant also does not limit your right to receive an award for information provided to any Government Agency or self-regulatory organization.
Restrictive Covenants
Non-Solicitation of Employees and Contractors. You agree that during your Service and continuing for a period of one year following your Termination of Service, you shall not, whether personally or through others, either on your own behalf or on behalf of any third party, directly or indirectly (A) solicit, encourage, or induce any officer, director, employee, agent, partner, consultant or independent contractor of Price Group to terminate, modify or reduce his or her relationship with Price Group, (B) hire, employ, supervise, manage or engage any such individual, except in connection with and for the benefit of Price Group, or (C) otherwise attempt to disrupt or interfere with Price Group’s relationship with any such individual.

Non-Solicitation of Clients. You agree that during your Service and continuing for a period of one year following your Termination of Service, you shall not whether personally or through others, directly or indirectly solicit, encourage, or induce any customers or clients of Price Group who were current or prospective customers or clients during your period of Service, to terminate or reduce his, her or its relationship with Price Group or not to proceed with, or enter into, any business relationship with Price Group, or otherwise interfere with any such business relationship with Price Group, including by encouraging or suggesting any investment management client of Price Group (A) to withdraw any funds for which Price Group provides investment management or advisory services, or (B) not to engage Price Group to provide investment management or advisory services for any funds.
Enforcement:
Remedies for (I) Failure to Provide Notice of Resignation or Protect Confidential Information and Trade Secrets, or (II) Violation a Restrictive Covenant. If you fail to provide the required notice of resignation or otherwise breach any of the agreements or covenants set forth in this Notice of Grant you agree that in addition to any other provisions that are enforceable against you or remedies available to Price Group under the terms of the 2020 Long-Term Incentive Plan Price Group shall be entitled to the following remedies:
(i)    All unvested Stock Units then held by you will be immediately forfeited for no consideration;
(ii)    Without in any way limiting the remedies available to the Price Group, you acknowledge that a violation or breach of any of the agreements or covenants contained in this Notice of Grant will result in immediate, material, and irreparable injury to Price Group, for which injury there is no adequate remedy at law, and that, in the event of such a breach or threat thereof, Price Group shall, in addition to any other legal or equitable relief available to it, be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction from a court to prevent and restrain any such breach, without Price Group’s being  required to post bond or prove actual damages;
(iii)    In addition to the remedies set forth above and notwithstanding any other provision of the Award Agreement to the contrary, Price Group shall have the right to file a civil action against you in a court to enforce the notice of resignation requirement, the confidential information provision, and the restrictive covenants and recover damages; and
(iv)    You shall be required to pay the attorney’s fees and costs that the Company incurs in any action to enforce the terms set forth in this Notice of Grant, or the Award Agreement generally.
Recoupment
As provided in Section 16(h) of the 2020 Long-Term Incentive Plan, and because you are a Material Risk Taker, this Award is subject, as applicable, to the Malus and Clawback provisions of any applicable remuneration policy adopted by an employer of Price Group to which you may be subject as a result of being designated as a Material Risk Taker and any compensation recoupment policy adopted by the Board or the Administrator prior to or after the effective date of the 2020 Long-Term Incentive Plan, and as any such policy(ies) may be amended from time to time after its adoption.
Signature
Your acceptance of this Notice of Grant, such acceptance to be in whatever form as may be required by or acceptable to Price Group, including, but not limited to by your signature, whether in wet or electronic form, includes (i) your acceptance of and agreement to be bound by the 2020 Long-Term Incentive Plan, and (ii) your acceptance of and agreement to comply with the provisions of this Notice of Grant governing the Notice Requirements, your obligation to maintain the confidentiality of all Price Group Confidential Information, and the Restrictive Covenants without regard to whether or not any Award granted under this Notice of Grant has been forfeited, paid, delivered, or repaid, at any time, including at the time of the termination of your Service with Price Group. Your failure to affirmatively accept this grant will result in the cancelation of the Award documented in this Notice of Grant.

This restricted stock unit grant does not constitute an employment contract. It does not guarantee employment for the length of the vesting period or for any portion thereof.